UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 15, 2010

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52155	76-0662382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of principal executive offices including Zip Code)

(713) 659-3855

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 15, 2010, GeoMet, Inc. (the “Company”) entered into a letter agreement with Bank of America, N.A., as administrative agent, and BNP Paribas, Bank of Scotland, U.S. National Bank Association, and Sterling Bank. The letter agreement amends the terms of the Third Amended and Restated Credit Agreement dated June 9, 2006, which governs the Company’s senior revolving credit facility, to extend the maturity date of the Company’s existing senior revolving credit facility from May 6, 2011 to October 1, 2011.

Also on July 15, 2010, the Company entered into a separate letter agreement with the aforementioned parties, which amends the terms of the Fourth Amended and Restated Credit Agreement dated June 3, 2010, which governs the Company’s proposed new senior revolving credit facility, to be effective upon the successful completion of the Company’s previously announced rights offering and backstop commitment. Under the terms of this letter agreement, the parties have agreed to extend a termination date in the Fourth Amended and Restated Credit Agreement to October 1, 2010. As a result, that agreement will terminate and the proposed new senior revolving credit facility will not take effect if the Company has not consummated the rights offering and backstop commitment on or before October 1, 2010.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held a special meeting of its stockholders on Tuesday, July 20, 2010 at 10:00 a.m. central time at the Company’s principal offices in Houston, Texas. Holders of an aggregate of 39,452,467 shares of the Company’s common stock at the close of business on June 15, 2010, were entitled to vote at the meeting, of which 31,535,832, or approximately 80%, of the eligible voting shares were represented in person or by proxy. The certified results of the matters voted upon at the meeting are as follows:

Proposal #1 — To approve a rights offering granting stockholders one right to purchase one share of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (“Preferred Stock”), for approximately every 9.87 shares of our common stock, par value $0.001 per share, they own, at a purchase price of $10.00 per share, or an aggregate of 4,000,000 shares of Preferred Stock for an aggregate purchase price of $40,000,000 (the “Rights Offering”) (including the issuance of any additional shares of Preferred Stock that may be issued as paid-in-kind dividends with respect to such shares and the issuance of any shares of our common stock upon the conversion of shares of Preferred Stock).

Proposal #1

For	Against	Abstain
30,800,757	705,575	29,500

Proposal #2 — To approve the Investment Agreement, dated as of June 2, 2010 between the Company and Sherwood Energy, LLC (“Sherwood”), pursuant to which Sherwood has committed to purchase, for $10.00 per share, any shares of Preferred Stock not purchased in the Rights Offering.

Proposal #2

For	Against	Abstain
30,798,377	708,155	29,300

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)

Dated: July 21, 2010	By:	/S/ William C. Rankin
	Name:	William C. Rankin
	Title:	Executive Vice President and Chief Financial Officer